Exhibit 5.5

December 14, 2020

To: First Majestic Silver Corp.

925 West Georgia Street, Suite 1800

Vancouver, B.C. V6C 3L2

In connection with the Registration Statement on Form F-10 of First Majestic Silver Corp. (the “Registration Statement”), I, N. Eric Fier, CPG, P. Eng, hereby consent to the references in the Registration Statement to my name and the report entitled “Update to Santa Elena Pre-Feasibility Study Sonora, Mexico” dated October 1, 2015 (the “Report”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Report and extracts from or a summary of the Report.

Sincerely,

/s/ N. Eric Fier
N. Eric Fier, CPG, P. Eng.

Signature Page to US Consent